As filed with the Securities and Exchange Commission on July 1, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rocket Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4946470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1050 Woodward Avenue

Detroit, MI

48226

(313) 373-7990

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tina V. John
Corporate Secretary
1050 Woodward Avenue

Detroit, MI 48226

(313) 373-7990
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

John C. Kennedy, Esq.

Christodoulos Kaoutzanis, Esq.
Paul, Weiss, Rifkind, Wharton &
Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3300

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”

and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On March 9, 2025, Rocket Companies, Inc. (“Rocket,” the “Company” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Redfin Corporation, a Delaware corporation (“Redfin”). Pursuant to the Merger Agreement, on July 1, 2025 (the “Effective Time”) and upon the terms and subject to the conditions therein and in accordance with the Delaware General Corporation Law, Merger Sub merged with and into Redfin (the “Merger”), with Redfin surviving the Merger and continuing as a wholly owned subsidiary of the Company (the “Redfin Acquisition”). Pursuant to the Merger Agreement, at the Effective Time, the Company assumed equity awards (stock options and restricted stock units) outstanding under the Redfin Corporation Amended and Restated 2004 Equity Incentive Plan (the “2004 EIP”). This Registration Statement on Form S-3ASR is being filed by Rocket in connection with the registration of 104,519 shares of the Rocket’s Class A common stock, par value $0.00001 (the “Class A common stock”), as a result of the assumption by Rocket of certain options under the 2004 EIP held by former employees and directors of Redfin.

PROSPECTUS

Rocket Companies, Inc.

Class A Common Stock

This prospectus contains a general description of the shares of Class A common stock that may be issued upon exercise of options held by certain former employees and directors of Redfin pursuant to the 2004 EIP. You should read this prospectus, together with the documents we incorporate by reference, carefully before you invest in our Class A common stock.

Our shares of Class A common stock are listed on The New York Stock Exchange (“NYSE”) under the symbol “RKT.”

Investing in our shares of Class A common stock involves risks that are referenced under the heading “Risk Factors” on page 6 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference in this prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 1, 2025.

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INDUSTRY INFORMATION

This prospectus contains or incorporates by reference various historical and projected information concerning our industry, the markets in which we participate, and our positions in these markets. Some of this information is from industry publications and other third-party sources, and other information is from our own analysis of data received from these third-party sources, our own internal data, and market research that our management team commissions for our own evaluations and planning. All of this information involves a variety of assumptions, limitations and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.

BASIS OF PRESENTATION

The rules of the U.S. Securities and Exchange Commission (the “SEC”) allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be part of this prospectus. See “Incorporation by Reference.” You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus and we take no responsibility for any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, operating results or financial condition may have changed since such date.

Unless the context otherwise requires, references in this prospectus to the “Company,” “Rocket,” “we,” “us” and “our” refer to Rocket Companies, Inc. and its direct and indirect subsidiaries.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should carefully read the entire prospectus and the documents incorporated by reference herein, including the sections titled “Risk Factors” in this prospectus and any documents incorporated by reference herein. Some of the statements in the following summary constitute forward-looking statements. See “Statements Regarding Forward-Looking Information.”

The Company

Rocket is a Detroit-based financial technology company with operations spanning mortgage, real estate, and personal finance. We are committed to delivering industry-best client experiences through our AI-fueled homeownership strategy. Our full suite of products empowers our clients across home search, mortgage finance, title and closing, financial wellness and personal lending.

Since 1985, we have developed and scaled technology-driven solutions that enhance client experiences, automate operations, and extend our capabilities to partners. Our flagship business, Rocket Mortgage, is a leading mortgage provider, having originated more than $1.8 trillion in home loans since inception.

Our culture is rooted in foundational principles, or “ISMs”, which serve as a guiding framework for decision-making across the organization. Created by our founder and Chairman, Dan Gilbert, these principles reinforce our commitment to prioritizing team members and clients, encapsulated in the philosophy: “Love our team members. Love our clients.”

Our Corporate Information

Our corporate headquarters are located at 1050 Woodward Avenue, Detroit, Michigan 48226, and our telephone number is (313) 373-7990. Our website address is https://www.rocketcompanies.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Offering

Use of proceeds	To the extent the options underlying the shares of Class A common stock offered hereby are exercised with cash, the Company will receive the proceeds and will use such cash proceeds for general corporate purposes. See “Use of Proceeds.”
Risk factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” on page 6, and under similar headings in the other documents that are incorporated by reference in this prospectus.
Listing	Our Class A common stock is listed on the NYSE under the symbol “RKT.”

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections titled “Summary,” “Risk Factors,” and “Use of Proceeds” appearing elsewhere in this prospectus, the sections “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2024 Annual Report and the First Quarter 10-Q, and the section “Business” in the 2024 Annual Report, which are in each case incorporated by reference into this prospectus. The forward-looking statements include, among other things, statements relating to:

•	the timing and expected benefits of the Redfin Acquisition and the Mr. Cooper Acquisition;
•	our strategy, outlook and growth prospects;
•	our operational and financial targets and dividend policy;
•	general economic trends and trends in the industry and markets; and
•	the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	the success and growth of our business, results of operations, and financial condition will depend upon our ability to adapt to and implement technological changes to meet our business needs and the changing demands of the market and our clients;
•	cyberattacks, security breaches, or a failure to comply with information security laws or regulations could result in serious harm to our reputation and adversely affect our business;
•	issues related to the development, proliferation and use of artificial intelligence could give rise to legal and/or regulatory action, damage our reputation or otherwise materially harm our business;
•	we are, and intend to continue, developing new products and services, and our failure to accurately predict their demand or growth could have an adverse effect on our business;
•	we are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances;
•	we may be required to repurchase or substitute mortgage loans or MSRs that we have sold, or indemnify purchasers of our mortgage loans or MSRs;
•	we rely upon the accuracy and completeness of information about borrowers and any misrepresented information or fraud could result in significant financial losses and harm to our reputation;
•	loss of our key leadership could result in a material adverse effect on our business;
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•	failure of vendors to perform to contractual agreements embedded in our products and services and our failure to effectively oversee vendor operations could adversely affect our business;
•	Rocket Loans, as a rapidly growing business, faces a range of interconnected risks and challenges that could have a material adverse effect on its operations;
•	our Rocket Homes business is subject to challenges not faced by traditional real estate brokerages;
•	we may be unable to make acquisitions and investments, successfully integrate acquired companies into our business, or our acquisitions and investments may not meet our expectations, any of which could adversely affect our business, financial condition, and results of operations;
•	negative public opinion could damage our brand and reputation, which could adversely affect our business and earnings;
•	our risk management efforts may not be effective at mitigating potential losses resulting in increased costs or business disruption;
•	we face intense competition that could adversely affect us;
•	our business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies or other macroeconomic conditions affecting interest rates have and may continue to have a detrimental effect on our business;
•	control by Dan Gilbert potentially leading to conflicts with the interests of other stockholders;
•	reliance on controlled company exemptions under the New York Stock Exchange rules from certain governance requirements;
•	risk that expected benefits from the collapse of the Company’s Up-C structure may not be realized and associated costs may exceed expectations;
•	holding company structure relying on distributions from holding entities to meet obligations;
•	uncertainty in unaudited pro forma financial information after the Redfin Acquisition and the Mr. Cooper Acquisition;
•	risk that conditions to close of the Mr. Cooper Acquisition may not be satisfied or completed timely, if at all;
•	failure to realize intended benefits or disruption of operations from the Redfin Acquisition and the Mr. Cooper Acquisition;
•	potential changes to the ratings assigned to us by a rating agency;
•	changes in U.S. monetary policies that affect interest rates;
•	our dependence on macroeconomic and U.S. residential real estate market conditions;
•	our ability to incur additional debt;
•	the covenants in our debt agreements;
•	our requirement for a significant amount of cash to service our indebtedness; and
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•	other risks, uncertainties and factors set forth in this prospectus, including those set forth under “Risk Factors.”

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference into this prospectus. All of the factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control.

New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. Although we believe that the assumptions underlying the forward-looking statements contained or incorporated by reference herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. There may be other factors that may cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

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RISK FACTORS

Investing in our Class A common stock involves risk. You should carefully consider the specific risks discussed or incorporated by reference in this prospectus and under similar headings in the documents that are, together with all the other information incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the 2024 Annual Report and the First Quarter 10-Q (as defined herein), both of which are incorporated by reference into this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results, operations or cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment.

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USE OF PROCEEDS

To the extent the options underlying the shares of Class A common stock offered hereby are exercised with cash, the Company will receive the proceeds and use such cash proceeds for general corporate purposes.

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DESCRIPTION OF THE CAPITAL STOCK

General

The following is a description of the material terms of, and is qualified in its entirety by, our Second Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and Bylaws of the Company (the “bylaws”).

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (“DGCL”).

Authorized Capital

Our certificate of incorporation authorizes capital stock consisting of:

•	10,000,000,0000 shares of Class A common stock;
•	6,000,000,000 shares of Class L common stock, par value $0.00001 per share (the “Class L common stock” and, together with the Class A common stock, the “common stock”) consisting of 3,000,000,000 shares of Series L-1 common stock and 3,000,000,000 shares of Series L-2 common stock; and
•	500,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

As of June 30, 2025, there are 151,513,350 shares of Class A common stock and 1,848,879,483 shares of Class L common stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights.

The holders of our Class A common stock and Class L common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except (i) as required by our certificate of incorporation or applicable law or (ii) any amendment (including by merger, consolidation, reorganization or similar event) to our certificate of incorporation that would affect the rights of the Class A common stock in a manner that is disproportionately adverse as compared to the Class L common stock, or vice versa, in which case the holders of Class A common stock or the holders of Class L common stock, as applicable, will vote separately.

Holders of our Class A common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. Holders of our Class L common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. The certificate of incorporation provides that when the aggregate voting power of the outstanding shares of Class L common stock would be equal to or greater than 79% of the total voting power of our outstanding stock, the number of votes per share of each Class L common stock will be reduced such that the aggregate voting power of all shares of Class L common stock is equal to 79%.

Mr. Gilbert controls more than a majority of the combined voting power of our common stock. Accordingly, Mr. Gilbert controls our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board or directors, the adoption of amendments to our certificate of incorporation and the approval of any merger or sale of substantially all of our assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of the Company and may make some transactions more difficult or impossible without the support of Mr. Gilbert, even if such events are in the best interests of minority stockholders.

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Lock-Up.

Subject to certain limited exceptions, Mr. Gilbert and the other shareholders of Rock Holdings, Inc. (“RHI”) are prohibited from transferring, or otherwise disposing of (a) any shares of Class L common stock prior to June 25, 2026 and (b) 50% of the shares of Class L common stock prior to June 30, 2027. Following June 30, 2027, no shares of Class L common stock will be subject to a lock-up period.

The restrictions described in the above paragraph do not apply, subject in certain cases to various conditions (including the transfer of lock-up restrictions), to transfers to (i) the direct or indirect equityholders of RHI immediately prior to June 30, 2025 (the “Rock Equityholders”), (ii) any family member of a holder of Class L common stock or any family member of a Rock Equityholder, (iii) any trust, family-partnership or estate-planning vehicle for so long as such holder, any family member of such holder, any Rock Equityholder or any family member of a Rock Equityholder are the sole economic beneficiaries thereof, (iv) any partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any of the persons listed in (i)-(iii), (v) any charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by such holder or any of the persons listed in (i)-(iv), (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of a such holder, any family member of such holder, any Rock Equityholder or any family member of a Rock Equityholder in the event of death or disability thereof (prongs (i)-(vii), the “Permitted Transfers”).

Following the expiration or waiver of the applicable lock-up period, each share of Class L common stock may be converted at any time, at the option of the holder, into one share of Class A common stock or will be automatically converted into one share of Class A common stock immediately prior to any transfer of such share except for certain transfers that will be described in the Company’s certificate of incorporation.

In addition, upon the later to occur of (A) the expiration or waiver of the applicable lock-up periods and (B) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of the issued and outstanding shares of our common stock, all shares of Class L common stock will automatically convert to newly issued shares of Class A common stock.

Dividends.

The holders of Class A common stock and Class L common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Under the certificate of incorporation, dividends may not be declared or paid in respect of Class L common stock they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class A common stock, and vice versa. With respect to stock dividends, holders of Class L common stock must receive Class L common stock while holders of Class A common stock must receive Class A common stock.

Merger, Consolidation, Tender or Exchange Offer.

The holders of Class L common stock are not entitled to receive economic consideration for their shares on a per share basis in excess of that payable to the holders of Class A common stock, respectively, in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock.

Liquidation or Dissolution.

Upon our liquidation or dissolution, the holders of our Class A common stock and Class L common stock are entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

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Conversion, Transferability and Exchange

Our certificate of incorporation provides that each share of our Class L common stock is convertible at any time, at the option of the holder, into one share of Class A common stock, provided that the applicable lock-up period for the Class L common stock has expired. Our certificate of incorporation further provides that each share of our Class L common stock will automatically convert into one share of Class A common stock, provided that the applicable lock-up periods for the Class L common stock have expired, (a) immediately prior to any transfer of such share except for a Permitted Transfer or (b) the later to occur of (i) the expiration or waiver of the applicable lock-up period and (ii) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of issued and outstanding shares of our common stock. Shares of our Class A common stock are not subject to any conversion right. Additionally, except as set forth above, the Class L common stock will not be automatically converted into Class A common stock at a certain specified time.

Among other exceptions described in our certificate of incorporation, Class L common stock may be pledged pursuant to a bona fide loan or indebtedness transaction from time to time without causing an automatic conversion to Class A common stock, provided that the stockholder pledging such Class L common stock continues to exercise sole voting control over such pledged shares and the pledged shares are not transferred to or registered in the name of the pledgee.

Prohibition on Reissuance of Class L Common Stock

Our certificate of incorporation requires that any share of Class L common stock that is repurchased, redeemed, surrendered to or otherwise acquired by the Company or any of its subsidiaries, including upon any exchange or conversion, will be retired and will not be reissued, sold or transferred.

Other Provisions

None of the Class A common stock or Class L common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class L common stock.

Preferred Stock

We are authorized to issue up to 500,000,000 shares of Preferred Stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the Preferred Stock, including whether the shares of Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of our Class A common stock and Class L common stock.

Corporate Opportunity

Our certificate of incorporation provides that neither RHI II, LLC nor any officer, director, member, partner or employee of RHI II, LLC and its affiliates (each, an “RHI II Party”) have any duty to refrain from engaging in the same or similar business activities or lines of business as us, doing business with any of our clients or suppliers or employing or otherwise engaging or soliciting for employment any of our directors, officers or employees, and none of our directors or officers will be liable to us or to any of our subsidiaries or stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of any such activities, or for the presentation or direction to, or participation in, any such activities by any RHI II Party.

In our certificate of incorporation, to the fullest extent permitted by applicable law, we renounce any interest or expectancy that we have in any business opportunity, transaction, or other matter in which any RHI II

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Party participates or desires or seeks to participate in, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by applicable law, each such RHI II Party has no duty to communicate or offer such business opportunity to us and is not liable to us or any of our stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder, or otherwise, by reason of the fact that such RHI II Party pursues or acquires such business opportunity, directs such business opportunity to another person, or fails to present such business opportunity, or information regarding such business opportunity, to us.

Notwithstanding the foregoing, our certificate of incorporation does not renounce any interest or expectancy we may have in any business opportunity, transaction or other matter that is offered to an RHI II Party who is one of our directors or officers and who is offered such opportunity solely in his or her capacity as one of our directors or officers, as reasonably determined by such RHI II Party.

Certain Certificate of Incorporation, Bylaw and Statutory Provisions

The provisions of our certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Classified Board. Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation also provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors is be fixed exclusively pursuant to a resolution adopted by our board of directors. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Removal of Directors. Our certificate of incorporation provides that until Mr. Gilbert and Mrs. Jennifer Gilbert (the “Gilberts”) beneficially own less than a majority of the combined voting power of our common stock, any director may be removed with or without cause by the affirmative vote of a majority of our outstanding shares of common stock.

After the Gilberts cease to beneficially own a majority of the combined voting power of the common stock, our certificate of incorporation provides that any director may only be removed with cause by the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class.

Vacancies. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on our board of directors may be filled at any time by the remaining directors or our stockholders, provided that, after the Gilberts cease to beneficially own a majority of the combined voting power of our common stock, vacancies on our board of directors, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by our board of directors and not by stockholders.

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Amendments to Certificate of Incorporation and Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our certificate of incorporation and bylaws provide that, after the Gilberts cease to beneficially own a majority of the combined voting power of our common stock, the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal our bylaws or specified provisions of our certificate of incorporation, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and these vote requirements to amend our certificate of incorporation and bylaws. This requirement of a super-majority vote to approve certain amendments to our certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that, subject to any special rights of the holders of any series of Preferred Stock, special meetings of the stockholders can only be called by the chairman of our board of directors or the chief executive officer, or by our board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.

Action by Written Consent. Our certificate of incorporation provides that stockholder action can be taken by written consent in lieu of a meeting; provided that after the Gilberts cease to beneficially own a majority of the combined voting power of our common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and Preferred Stock are available for future issuance without stockholder approval, subject to applicable NYSE rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our certificate of incorporation provides that we will not be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% or more of our voting stock. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our certificate of incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions, however, do not apply to any business combination between RHI II, any Rock Equityholder, any of their respective affiliates or successors or any of or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act.

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Headquarters in Detroit. Our certificate of incorporation provides that we will not transfer our corporate headquarters outside of Detroit, Michigan unless we have received the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation and bylaws limit the liability of our directors and officers to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification and advancement rights. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification and advancement rights in connection with their service to us or on our behalf.

Choice of Forum

Our certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, then the United States District Court for the Eastern District of Michigan) or the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware lacks jurisdiction, any other state court of the State of Delaware, or if no state of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. Additionally, our certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our Class A common stock is listed on NYSE under the symbol “RKT”.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain U.S. federal income tax consequences applicable to stock options granted under the 2004 EIP based on the federal income tax laws in effect on the date of this registration statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code of 1986 (the “Code”)), or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we advise all participants to consult their own tax advisor concerning the tax implications of stock options granted under the 2004 EIP.

Stock Options

The grant of a stock option generally creates no tax consequences for the participant or Rocket. A participant generally has no taxable income upon exercise of an incentive stock option (“ISO”), except that the alternative minimum tax may apply. Upon exercise of a stock option other than an ISO, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price.

When disposing of shares acquired by exercise of an ISO before the end of the applicable ISO holding periods (two years after the date of grant and one year after the exercise of the ISO), the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of a stock option (including an ISO for which the requisite holding periods are met) generally will result in only capital gain or loss.

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PLAN OF DISTRIBUTION

At the Effective Time, the Company assumed the outstanding equity awards under the 2004 EIP pursuant to the Merger Agreement. The registration statement of which this prospectus forms a part covers the issuance of Class A common stock upon the exercise of certain assumed stock options under the 2004 EIP that are held by former employees and directors of Redfin. The stock options are generally subject to the same terms, vesting conditions and other restrictions that applied to the original Redfin stock option immediately before the Redfin Acquisition, except for adjustments to the number of shares and exercise prices as provided in the Merger Agreement.

The decision to exercise the options to purchase shares of Class A common stock must be made pursuant to each optionholder’s evaluation of his or her best interests. Our board of directors does not make any recommendation to prospective investors including any optionholder.

The registration statement of which this prospectus forms a part does not cover other assumed awards under the the 2004 EIP, which were instead registered by the Company on Registration Statement on Form S-8.

For a description of the 2004 EIP, see “Appendix A—Plan Prospectus.

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CERTAIN LEGAL MATTERS

Certain legal matters in connection with the offered shares of Class A common stock will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

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EXPERTS

Rocket

The consolidated financial statements of Rocket Companies, Inc. appearing in Rocket Companies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Rocket Companies, Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Mr. Cooper

The consolidated financial statements of Mr. Cooper Group Inc. appearing in Mr. Cooper Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Mr. Cooper Group Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Redfin

The financial statements of Redfin Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus, and the effectiveness of Redfin Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

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INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that is filed with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025 (the “2024 Annual Report”) and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 28, 2025;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 9, 2025 (“First Quarter 10-Q”);
•	our Current Reports on Form 8-K filed with the SEC on January 2, 2025, March 10, 2025 (25722120), March 10, 2025 (25722127), March 31, 2025 (other than documents or portions of those documents deemed to be furnished but not filed), May 2, 2025, May 23, 2025, June 5, 2025, June 17, 2025, June 23, 2025, June 30, 2025 and July 1, 2025;
•	the description of Rocket’s securities registered to Section 12 of the Securities Exchange Act of 1934, filed as Exhibit 4.2 to the 2024 Annual Report, filed with the SEC on March 3, 2025, and any amendments or reports filed for the purpose of updating that description (including as updated in the section titled “Description of Capital Stock”);
•	the audited consolidated financial statements of Redfin as of and for the fiscal year ended December 31, 2024 and the related notes, included in Redfin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025;
•	the unaudited condensed consolidated financial statements of Redfin as of and for the three months ended March 31, 2025 and the related notes, included in Redfin’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 6, 2025;
•	the audited consolidated financial statements of Mr. Cooper as of and for the fiscal year ended December 31, 2024 and the related notes, included in Mr. Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025; and
•	the unaudited condensed consolidated financial statements of Mr. Cooper as of and for the three months ended March 31, 2025 and the related notes, included in Mr. Cooper’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on April 23, 2025.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (https://ir.rocketcompanies.com) is not incorporated into this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning the Company at the following address:

Investor Relations

1050 Woodward Avenue

Detroit, Michigan 48226

e-mail: ir@rocket.com

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our shares of common stock, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.

You may inspect and obtain these reports and other information without charge at the website maintained by the SEC. The address of this website is www.sec.gov.

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APPENDIX A—PLAN PROSPECTUSES

Prospectus

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

13,528,326 Shares of Common Stock

Par Value $0.001 per Share

REDFIN CORPORATION

Offered under the

REDFIN CORPORATION
AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(Amended and Restated Effective May 11, 2016)

This prospectus relates to a maximum of 89,651,602 shares of common stock, par value $0.001 per share, of Redfin Corporation that are reserved for issuance under the Redfin Corporation Amended and Restated 2004 Equity Incentive Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [       ].

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REDFIN CORPORATION

INTRODUCTION

This document provides information about the awards of options to purchase common stock under the 2004 Plan. A Registration Statement on Form S-8 with respect to the shares subject to awards under the 2004 Plan (the “Registration Statement,” and, together with any additional registration statement pertaining to the 2004 Plan that may be hereafter filed with the SEC, the “Registration Statements”) was filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about July 28, 2017 (File No. 333-219561).

No future awards will be granted under the 2004 Plan. Any future awards will be granted under the 2017 Plan.

Additional information may be obtained by contacting the Stock Plan Administrator at Redfin, 1099 Stewart St., Suite 600, Seattle, WA 98101; [stock admin phone number]; [stock admin email address].

GENERAL PLAN PROVISIONS

1.	What is the status of the 2004 Plan?

The 2004 Plan was adopted by the Board of Directors of Redfin (the “Board”) to provide a means to retain the services of eligible recipients and by which eligible recipients may be given an opportunity to benefit from increases in value of the common stock through awards of stock options, stock bonuses and restricted stock.

The Board (or a committee or subcommittee of the Board) (each, as applicable, the “Committee”) has responsibility for administering the 2004 Plan and the awards thereunder.

The Board adopted the 2004 Plan on November 5, 2004. Redfin’s stockholders have also approved the adoption of the 2004 Plan and the initial reservation of the shares and any subsequent increase in the number of shares reserved for issuance under the 2004 Plan. The 2004 Plan was most recently amended and restated on May 11, 2016. As of May 11, 2016, 89,651,602 shares of Redfin’s common stock had been reserved for issuance under the 2004 Plan.

No more than the total number of shares reserved under the 2004 Plan may have been issued pursuant to the exercise of incentive stock options over the life of the 2004 Plan.

The 2017 Plan was adopted by the Board and became effective on the day immediately prior to the date Redfin Registration Statement on Form S-1 (File No. 333-219093) was declared effective by the SEC (“Effective Date”). The 2004 Plan has been terminated and the 2017 Plan serves as its successor. While Redfin will no longer grant options or other awards under the 2004 Plan, any outstanding awards made under the 2004 Plan will remain outstanding in accordance with the terms of the 2004 Plan and the applicable agreements.

As of the Effective Date, there are outstanding options to purchase 13,528,326 shares of the common stock under the 2004 Plan. Shares that remained available for future grants under the 2004 Plan as of the Effective Date were made available for issuance under the 2017 Plan. In addition, (a) shares that are subject to awards granted under the 2004 Plan that cease to be subject to such stock options or awards after the Effective Date, (b) shares issued under the 2004 Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited, (c) shares issued under the 2004 Plan that are repurchased by Redfin at the original issue price, and (d) shares that are subject to stock options or awards under the 2004 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award, which would otherwise have been returned to the share reserve under the 2004 Plan, instead will be available for issuance under the 2017 Plan.

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2.	What is the purpose of the 2004 Plan?

The purpose of the 2004 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Redfin, or any current or future parent or subsidiary, by offering such persons an opportunity to participate in Redfin’s future performance through awards of stock options, stock bonuses and restricted stock.

3.	Who is eligible to participate in the 2004 Plan?

Employees, directors (including non-employee directors) and consultants of Redfin or any parent or subsidiary of Redfin were eligible to receive awards under the 2004 Plan.

4.	What kinds of awards were granted under the 2004 Plan?

Redfin granted “Options” under the 2004 Plan, pursuant to which the recipient has the right to purchase shares of stock at a price determined on the date of grant. For tax purposes, Options are classified as either non-qualified stock options or incentive stock options.

5.	What kind of awards was I eligible to receive under the 2004 Plan?

No further grants may be made under the 2004 Plan. If you are an employee of Redfin or any parent or subsidiary of Redfin, you may have been granted incentive stock options, nonqualified stock options, stock bonuses or restricted stock. Non-employees providing services to Redfin or any parent or subsidiary of Redfin (other than in connection with the offer and sale of securities in a capital raising transaction) may have received nonqualified stock options, stock bonuses or restricted stock, but not incentive stock options, as part of their compensation.

6.	Was there a limit to the number or size of awards I may have received under the 2004 Plan?

The Board determined the number of shares to be awarded to each participant under the 2004 Plan, subject to the limitation discussed below.

The 2004 Plan, in accordance with the U.S. Internal Revenue Code of 1986, as amended (the “Code”), limits the aggregate fair market value (determined as of the date the option is granted) of the shares with respect to which incentive stock options are exercisable for the first time by a recipient during any calendar year (under the 2004 Plan or under any other incentive stock option plan of Redfin or any parent, affiliate or subsidiary of Redfin) to not more than US$100,000.

7.	When can I exercise Options granted under the 2004 Plan?

The exercisability and the vesting of your Option was determined either by the Board at the time of grant and is set forth in your agreement governing such Option (the “Stock Option Agreement”). If you have any questions about the exercisability of your Option under the 2004 Plan, please refer to your Stock Option Agreement.

8.	How long do I have to exercise my Options under the 2004 Plan?

The term of your Option is generally set forth in your Stock Option Agreement. The 2004 Plan provides that Options generally must be exercised within 10 years after the grant date, unless earlier terminated as described below. If on the grant date of an incentive stock option you own (directly or indirectly through the attribution rules of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of Redfin or of any parent or subsidiary of Redfin (a “Ten Percent Owner”), the term of your incentive stock option cannot exceed 5 years.

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9.	What determines the exercise price of awards granted under the 2004 Plan?

Under the 2004 Plan, the exercise price of an Option is generally determined by the Board or the Committee and is stated in your Stock Option Agreement. Options will have an exercise price which is equal to at least 100% of the fair market value of the common stock on the date of grant, provided that if you are a Ten Percent Owner, your incentive stock options will be granted at an exercise price equal to at least 110% of the fair market value of the common stock on the date of grant.

10.	How do I exercise my Options under the 2004 Plan?

To exercise an Option granted under the 2004 Plan, you must deliver to Redfin (a) a notice of exercise (the “Exercise Notice”), in such form as the Committee may specify from time to time, which may be in electronic form, and (b) in the case of an Option, full payment for the shares being purchased in cash or by check (together with applicable withholding taxes). You may also pay for your shares via other forms of consideration, if any, referenced in your Stock Option Agreement. Upon receipt of the Exercise Notice, payment in full for the shares being purchased, and payment or other adequate provision for any state or federal withholding obligation of Redfin, Redfin will record the issuance of the shares on its corporate records.

11.	What is a cashless exercise or “same day sale”?

A cashless exercise or same day sale is a method that allows you to exercise your Option without providing any cash up front for the exercise price. You and a broker dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) make a commitment whereby you elect to exercise your Option and to sell a portion of the shares purchased to pay for the Option exercise price and the FINRA Dealer commits to forward the exercise price (and any required tax withholding) directly to Redfin upon receipt of the shares.

12.	Can I transfer my awards under the 2004 Plan?

Generally, no. Unless otherwise determined by the Board and set forth in the written agreement between you and Redfin evidencing your award, awards granted under the 2004 Plan may not be transferred by you except by will or the laws of descent and distribution and may be exercised or purchased during your lifetime only by you, your guardian or legal representative and after your death, by your beneficiaries.

13.	What happens to my awards under the 2004 Plan if I leave Redfin or die?

With respect to Options granted under the 2004 Plan, in the event that your continuous service with Redfin or any parent or subsidiary of Redfin is terminated for any reason other than your death or Disability (as defined in the 2004 Plan) then you will have the right to exercise your Option as to your vested and unexercised shares calculated as of the date your service terminates, at any time within 3 months following your termination. Notwithstanding the foregoing, any agreement for your Option may set a different post-termination exercise period, within certain limits. Notwithstanding the foregoing, in no event may your Option be exercised later than the expiration date.

In the event that your continuous service with Redfin or any parent or subsidiary of Redfin terminates due to your death (or if you die within the period (if any) specified in your Option Agreement after your termination of service other than because of death), your legal representative has the right to exercise your Option to the extent exercisable as of your termination of service at any time within 18 months as of the date of death. Notwithstanding the foregoing, any agreement for your Option may set a different post-termination exercise period, within certain limits. Notwithstanding the foregoing, in no event may your Option be exercised later than the expiration date.

In the event that your continuous service with Redfin or any parent, subsidiary or affiliate of Redfin terminates due to your Disability, you or your legal representative have the right to exercise your Option to the extent exercisable on the date of your termination of service at any time within 12 months after your service terminates. Notwithstanding the foregoing, any agreement for your Option may set a different post-termination

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exercise period, within certain limits. Notwithstanding the foregoing, in no event may your Option be exercised later than the expiration date.

14.	When may I sell my shares?

You may sell your vested shares at any time once the “market stand-off” or “lock-up” has been released (usually six months after the initial public offering), unless you are subject to securities law restrictions as described below or other restrictions for non-U.S. employees as described in your award agreement. A sale of your shares will probably have tax consequences. Please see “Questions and Answers on U.S. Federal Tax Consequences” below.

15.	Do I need to notify Redfin when I sell my shares?

If you sell shares acquired upon exercise of an incentive stock option, you must advise Redfin if the sale or other disposition of such shares occurs within two (2) years after the grant date or within one (1) year after the exercise date (such time periods, collectively, the “ISO Holding Period”). During the ISO Holding Period, you are requested to use the Plan Broker (as described below in Question 16) and Redfin may place legends on shares requesting Redfin’s transfer agent to notify Redfin of any transfer of shares. In addition, to the extent required under the Insider Trading Policy, you must notify and obtain permission in advance from Redfin if you wish to sell or otherwise dispose of any shares purchased under the Plan.

16.	Am I required to the use the Plan Broker?

Unless determined otherwise by the Committee, all shares purchased under the Plan shall be deposited into an account established in your name at the stock brokerage or other entity designated by Redfin (the “Plan Broker”).

The Company requests that any shares acquired upon exercise of an incentive stock option remain in your Plan Broker account until either the ISO Holding Period (as defined in Question 15 above) has been satisfied or you have sold or transferred legal title or otherwise made a “disposition” of the shares. With respect to shares acquired upon exercise of an incentive stock option for which the ISO Holding Period has been satisfied, you may move those shares to another brokerage account of your choosing.

Any shares acquired upon exercise of an option that is not an incentive stock option, or upon settlement of an RSU or any other award under the Plan, may be transferred to another to another brokerage account of your choosing at any time, without regard to the satisfaction of the ISO Holding Period.

17.	What restrictions apply if I am a Section 16 insider?

The U.S. federal securities laws prohibit the taking of short-swing profits by designated insiders. Specifically, Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Redfin to recover any profit realized by a Section 16 insider from any purchase and sale, or sale and purchase, of shares of Redfin common stock made within a period of less than six months. A “Section 16 insider” is an executive officer or director of Redfin or a stockholder who beneficially owns more than 10% of Redfin’s outstanding securities. If you are a Section 16 insider, Redfin will let you know.

The SEC has issued rules that govern the short-swing liability treatment of transactions effected by a Section 16 insider under employee stock plans such as the 2004 Plan. These rules apply to various transactions under the 2004 Plan, as summarized below.

Grant of option. The receipt of an option under the 2004 Plan will be an exempt transaction and will not be treated as a “purchase” of the underlying shares for short-swing liability purposes, if the grant has “Section 16 Approval.” This means that the grant is approved by:

•	The Board
•	The Committee, or

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•	The stockholders.

If the grant has not received Section 16 Approval, the grant is still exempt if the shares acquired under the option are not sold until at least six months after the date of grant. Should this six-month requirement not be satisfied, then the grant will be treated as a “purchase” of the shares retroactive to the grant date. Such a purchase will be matched, for short-swing liability purposes, with any sale of shares of Redfin’s common stock made within six months before or after the grant date.

Transfer of option. The transfer of an option as a gift will be an exempt transaction and will not be treated as a “sale” for short-swing liability purposes.

Option exercise by paying cash or through same-day sale. The exercise of an option will be an exempt transaction and will not be treated as a “purchase” of the acquired shares for short-swing liability purposes, if the original option grant received Section 16 Approval. (If the Section 16 Approval requirements have not been met, then the exercise of an option is still an exempt transaction, unless the market price of the shares when the option is exercised is lower than the exercise price paid for the shares.) However, a same-day sale will be treated as a “sale” transaction for short-swing liability purposes. It will be matched with any non-exempt purchase of our stock—such as an open-market purchase—made by the Section 16 insider within six months before or after the date of the same-day sale.

Option exercise by delivery of shares. The delivery of shares of Company common stock in payment of the exercise price and the exercise of the option will be exempt transactions for short-swing liability purposes, if the original option grant (including the feature permitting the delivery of shares) or the exercise received Section 16 Approval.

Option exercise by stock withholding. The exercise of an option and payment of the exercise price and/or applicable withholding taxes by the withholding of a portion of the shares otherwise issuable to the Section 16 insider by Redfin are exempt, if the original option grant (including the stock withholding feature) or the exercise received Section 16 Approval.

Award of restricted stock. The award of shares by Redfin for services rendered to Redfin or to a parent, affiliate or a subsidiary of Redfin is exempt if the award received Section 16 Approval or if you hold the shares acquired for at least six months before selling them.

Forfeiture of unvested shares. The surrender of unvested shares to Redfin for cancellation or expiration without any cash payment or other consideration to the participant will not be deemed a “sale” of those shares for short-swing liability purposes, if the original grant received Section 16 Approval.

Sale of shares. The sale of shares of Company common stock acquired by a Section 16 insider (whether under the 2004 Plan or on the open market) will be treated as a “sale” transaction for short-swing liability purposes. It will be matched with any non-exempt purchase of Company stock (such as an open-market purchase) made by the Section 16 insider within six months before or after the date of the sale.

Sale of shares by transferee. If the transferee is an immediate family member sharing a residence with the Section 16 insider, then the sale of shares received by exercising an option transferred from a Section 16 insider will be treated as a “sale” transaction for short-swing liability purposes. It can be matched with any non-exempt purchase of Company stock made by the Section 16 insider within six months before or after the date of the sale. Adult dependents attending college may be deemed to be sharing a residence with the Section 16 insider.

Reporting requirements. The following transactions must be reported on a Form 4 filed by the end of the second business day following the day on which a transaction is effected:

•	Receipt of option,
•	Receipt of stock appreciation right,
•	Receipt of stock award,

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•	Exercise of option (if the option grant has not yet been reported, the grant must be reported on the same Form 4 on which the option exercise is reported),
•	Exercise of stock appreciation right for cash or shares,
•	Withholding or delivery of shares to satisfy tax withholding obligations,
•	Settlement of stock units, and
•	Sale of shares.

The surrender of options for cancellation or the expiration of options for no consideration does not have to be reported.

18.	What restrictions apply if I am an affiliate?

In general, executive officers and other persons with power to manage and direct Company policies, relatives of these persons and trusts, estates, corporations or other entities controlled by any of these persons or their relatives may be deemed to be Company affiliates. Company affiliates must resell their shares of common stock in compliance with SEC Rule 144. This rule requires such sales to be effected in “broker’s transactions,” as defined in the rule, and a written notice of each sale must be filed with the SEC at the time of the sale. The rule also limits the number of shares that may be sold in any three-month period by affiliates to the greater of (a) 1% of the outstanding shares of Company common stock or (b) the average weekly reported volume of trading in Company common stock during the four calendar weeks preceding the filing of the required notice of proposed sale. However, the holding period requirement of Rule 144 will not apply to any shares of common stock acquired under the 2004 Plan.

19.	Are there any restrictions on resale that apply even if I am not an affiliate or Section 16 insider?

Redfin may have reserved itself a repurchase right to purchase from you all or a portion of your unvested shares in the event of your termination of employment with Redfin. The purchase price for shares repurchased pursuant to a right of repurchase upon a termination of employment will generally be the original purchase price paid by you.

Your purchases and sales of shares of Company common stock are subject to Rule 10b-5 under the Exchange Act. Rule 10b-5 makes it unlawful to trade in Company shares when you have material information about Redfin that is not yet known to the general public. In addition, your transactions in shares of Company common stock must comply with Redfin’s insider trading policy.

If you are an officer or director of Redfin or a stockholder who owns more than 10% of Redfin’s outstanding securities, you should consult with counsel before offering for sale any shares of common stock acquired under the 2004 Plan in order to ensure your compliance with Rule 144, Section 16 and all other applicable provisions of federal and state securities laws.

20.	When do I become a stockholder?

You will not acquire any rights as a stockholder until you purchase or are issued the shares. You will have voting rights with respect to shares subject to any award once such shares are recorded by Redfin as being held in your name.

21.	Will I receive dividends in connection with my shares?

You will receive dividends (if any are paid by Redfin) on shares held by you.

22.	Is an award granted under the 2004 Plan an employment contract or a guarantee of future awards?

No. Awards granted to you under the 2004 Plan do not impose any obligation whatsoever upon you or Redfin or any parent or subsidiary of Redfin to continue your relationship (whether as an employee, director or consultant) with Redfin or any parent or subsidiary of Redfin. Such relationship is terminable at will by you or

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Redfin or any parent, subsidiary or affiliate of Redfin, unless otherwise specifically agreed in a written contract between you and Redfin or any parent, subsidiary or affiliate of Redfin.

23.	After I receive an award under the 2004 Plan, can I vote my shares?

You have no voting or dividend rights with respect to any shares prior to the time shares are actually issued to you (e.g., after you exercise an option).

After shares have been issued to you, you will be a stockholder and have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares; provided, that if such shares are restricted shares subject to repurchase by Redfin, then any new, additional or different securities you may become entitled to receive with respect to such shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of Redfin will be subject to the same restrictions as the restricted shares, as the case may be; provided, further, that you will have no right to retain such stock dividends or stock distributions with respect to shares that are repurchased, as the case may be.

24.	Do my awards get adjusted for future events?

Under the 2004 Plan, in the event that any dividend or other distribution (whether in the form of cash, shares of the common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of common stock or other securities of Redfin, or other change in the corporate structure of Redfin affecting the common stock occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2004 Plan, may, in its sole discretion, adjust the number and class of common stock that may be delivered under the 2004 Plan and/or the number, class and price of common stock covered by each outstanding award.

25.	What happens to the awards granted to me under the 2004 Plan in a merger or similar event?

Except as may otherwise be provided in your Stock Option Agreement, in the event of a Change in Control (as defined in the 2004 Plan), (1) any surviving corporation shall assume any awards outstanding under the 2004 Plan or shall substitute similar stock awards (including an award to acquire the same type of consideration issued to the stockholders in the Change in Control transaction for those outstanding under the 2004 Plan, or (2) such awards shall continue in full force and effect. In the event any surviving corporation refuses to assume or continue such awards, or to substitute similar stock awards for those outstanding under the 2004 Plan, then with respect to awards held by participants whose Continuous Service (as defined in the 2004 Plan) has not terminated, and unless the Board provides otherwise, the time during which such awards may be exercised automatically will be accelerated and the award shall become fully vested and exercisable immediately prior to the consummation of such transaction, and the awards shall automatically terminate upon consummation of such transaction if not exercised prior to such event. The Board shall not be required to treat all awards similarly in the transaction.

Following a Change in Control, any awards or replacement awards that are held by a participant shall have the vesting and exercise schedule associated with such awards or replacements awards accelerated by twelve months. In addition, with respect to any award granted prior to August 29, 2006, the provisions of Section 12(c)(ii) of the 2004 Plan as in effect on that date shall also apply to such awards.

26.	How is the 2004 Plan administered?

The 2004 Plan is administered by the Board or a committee comprised of members of the Board to whom administration of the 2004 Plan or part of the 2004 Plan has been delegated, each of whose address is the same as that of Redfin’s principal executive offices. In general, references to the “Committee” in this prospectus mean the Compensation Committee of the Board except where otherwise stated.

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The Board or Committee may construe and interpret the 2004 Plan and make all other decisions relating to the operation of the 2004 Plan. The Committee may delegate operation of all, or part of, the 2004 Plan to a subcommittee, to the extent permitted by law.

27.	What if there is a dispute concerning the 2004 Plan or an award granted under the 2004 Plan?

Subject to the provisions of the 2004 Plan and the Code, the Board or the Committee has the authority to construe and interpret any of the provisions of the 2004 Plan or any awards granted thereunder. Such interpretations are final and binding on Redfin and on you. Members of the Board or the Committee may be contacted by writing to them at Redfin’s principal executive offices.

28.	How can the 2004 Plan change?

Subject to the terms and conditions of the 2004 Plan and applicable law, the Board may terminate or amend the 2004 Plan in any respect provided it does not, without stockholder approval, amend the 2004 Plan in any manner that requires such stockholder approval pursuant to applicable law, regulation or listing requirement. In any case, no amendment may impair your rights and obligations under your outstanding awards without your written consent.

29.	Where can I get additional information about the 2004 Plan and my awards under the 2004 Plan?

The questions and answers contained herein are simply meant to be a guide to the principal terms of the 2004 Plan and are qualified in their entirety by the express provisions of the 2004 Plan and the written agreement between you and Redfin governing your award. You may contact the Stock Plan Administrator with any specific questions you may have regarding the 2004 Plan or your individual awards. You may obtain a copy of the 2004 Plan from the website www.sec.gov.

30.	Is the 2004 Plan subject to any provisions of ERISA?

The 2004 Plan is not subject to any provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended and is not qualified under Section 401(a) of the Code.

31.	Do any special provisions apply to foreign participants in the 2004 Plan?

The Board or Committee may, if applicable, make special rules and procedures applicable to foreign (non-U.S.) participants in the 2004 Plan, including which subsidiaries are covered by the 2004 Plan, whether any awards should be modified for foreign law, whether any sub-plan or special grant terms should be established for grants to foreign participants. You should carefully review your Stock Option Agreement as it may contain additional terms applicable to foreign participants.

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QUESTIONS AND ANSWERS ABOUT THE U.S. FEDERAL TAX CONSEQUENCES

The questions and answers below explain the U.S. federal income tax consequences of your participation in the 2004 Plan. Redfin does not explain the state, local and foreign (if applicable) tax treatment, and you should know that the state, local and foreign (if applicable) tax treatment may vary from the U.S. federal income tax treatment. In any event, you should consult your own tax advisor as to the tax consequences of your particular transactions under the 2004 Plan.

GENERAL

T1.	What is the difference between ordinary income and capital gains and losses for Federal income tax purposes?

Under current law, you can reduce your overall income tax liability by qualifying more of your profits as long-term capital gain subject to a lower long-term capital gain rate, rather than ordinary income or short-term capital gain.

Capital gains and losses are subject to certain other provisions of the Code not applicable to ordinary income. Consult your tax advisor for more information regarding the rates and provisions that apply to you.

T2.	What is the Net Investment Income Tax?

You may be required to pay a so-called Net Investment Income Tax if you have (adjusted gross) income that exceeds a certain threshold. This Net Investment Income Tax may apply for example in addition to any capital gains tax that you may pay on the sale of awards. Consult your tax advisor whether any Net Investment Income Tax may apply to you or for more information regarding the rates and provisions that may apply to you.

INCENTIVE STOCK OPTIONS

T3.	Will I have federal income tax liability if I am granted an incentive stock option?

Normally, you are not subject to tax when you are granted an incentive stock option under the 2004 Plan.

T4.	Will I have federal income tax liability if I exercise an incentive stock option?

No. You will not recognize taxable income when the incentive stock option is exercised. However, you do recognize alternative minimum taxable income equal to the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares. Please see Questions T25 and further below.

T5.	When will I be subject to federal income tax on shares acquired under an incentive stock option?

Generally, you will recognize income in the year in which you dispose of the shares purchased under your incentive stock option.

T6.	What constitutes a disposition of incentive stock option shares?

You dispose of shares purchased under an incentive stock option when you transfer legal title to those shares by:

•	Sale,
•	Exchange,
•	Gift, or

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•	Delivery of the shares to pay the exercise price of another incentive stock option before you satisfy the incentive stock option holding periods.

However, a disposition will not occur if you engage in any of the following transactions (if, and to the extent these transactions are permitted by Redfin):

•	A transfer to your spouse,
•	A transfer into joint ownership with right of survivorship, if you remain one of the joint owners,
•	A pledge of the shares as collateral for a loan,
•	A transfer by bequest or inheritance upon your death, or
•	Certain tax-free exchanges of the shares permitted under the Code.
T7.	How do I determine my federal income tax liability when I sell my shares?

Your federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under your incentive stock option.

You make a qualifying disposition if your sale or other disposition of the shares takes place (a) more than two years after the grant date of the incentive stock option and (b) more than one year after the date the option was exercised for the particular shares involved in the disposition.

A disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied.

T8.	What if I make a qualifying disposition?

You will recognize a long-term capital gain equal to the excess of (a) the amount realized upon the sale or disposition over (b) the exercise price paid for the shares. You will recognize a capital loss if the amount realized is lower than the exercise price paid for the shares.

Example:

•	On October 1, 2017 (year one), Redfin grants you an incentive stock option for 1,000 shares with an exercise price of $35.00 per share.
•	On November 1, 2019 (year three), you exercise this option when the market price is $45.00 per share.
•	On December 1, 2020 (year four), you sell the shares for $50.00 per share.

Because you sell the shares (a) more than two years after the grant date (October 1, 2017), and (b) more than one year after the exercise date (November 1, 2019), the sale is a qualifying disposition of the shares.

For federal income tax purposes, you will recognize a long-term capital gain of $15.00 per share.

T9.	What are the normal tax rules for a disqualifying disposition?

Normally, when shares purchased under an incentive stock option are subject to a disqualifying disposition, the optionee will recognize ordinary income at the time of the disposition in an amount equal to the excess of (a) the fair market value of the shares on the exercise date over (b) the exercise price paid for those shares. If the disqualifying disposition is effected by means of an arm’s length sale or exchange with an unrelated party, the ordinary income will be limited to the amount equal to the excess of (a) the amount realized from the disposition of the shares over (b) the exercise price paid for the shares.

Redfin generally reports the amount of your disqualifying disposition income on your W-2 wage statement for the year of the disposition. You are responsible for paying any applicable taxes.

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Any additional gain recognized from the disqualifying disposition will be capital gain. The capital gain will be long-term if you held the shares for more than twelve (12) months and short-term if you held the shares for twelve (12) months or less. Short-term capital gains are generally taxed at the same rate as ordinary income.

Example:

•	On October 1, 2017 (year one), Redfin grants to you an incentive stock option for 1,000 shares with an exercise price of $35.00 per share.
•	On November 1, 2019 (year three), you exercise this option when the market price is $45.00 per share.
•	On March 1, 2020 (year four), you sell the shares for $50.00 per share.

Because you sell the shares less than one year after the exercise date (November 1, 2019), you make a disqualifying disposition of the shares. For federal income tax purposes, the $15.00 per share gain will be divided into two components:

Ordinary Income: You will recognize ordinary income in the amount of $10.00 per share: the $45.00 per share market price of the shares on the exercise date minus the $35.00 per share exercise price. The $10.00 of ordinary income is added to the $35.00 exercise price to become your “basis” in the share.

Capital Gain: You will also recognize a short-term capital gain of $5.00 per share: the $50.00 per share sale price minus your $45.00 per share basis.

If you make a disqualifying disposition of the incentive stock option shares in an arm’s length transaction with an unrelated party for more than the exercise price paid for those shares but less than the market value on the exercise date, then your ordinary income will be limited to the excess of (a) the amount realized from the disposition of the shares over (b) the exercise price paid for the shares. For example, if the shares in the above Example were sold for $37.00 per share in the disqualifying disposition, you would only recognize ordinary income of $2.00 per share.

If you make a disqualifying disposition of the incentive stock option shares in an arm’s length transaction with an unrelated party for less than the exercise price paid for those shares, then you will not recognize any ordinary income and will recognize a capital loss equal to the excess of (a) the exercise price paid for the shares over (b) the amount realized from the disposition of those shares. For example, if the shares in the above Example were sold for $33.00 per share in the disqualifying disposition, then you would simply recognize a short-term capital loss of $2.00 per share.

T10.	What are the federal tax consequences to Redfin?

If you make a qualifying disposition of incentive stock option shares, then Redfin cannot take an income tax deduction with respect to such shares. If you make a disqualifying disposition of the shares, then Redfin will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with the disposition. The deduction will, in general, be allowed to Redfin in the taxable year in which your disposition occurs.

T11.	What happens if I pay the exercise price of an incentive stock option by delivering shares that I acquired by exercising another incentive stock option, if the delivery of the shares results in a disqualifying disposition?

If you use shares acquired under an incentive stock option to pay the exercise price under another incentive stock option before the holding periods are satisfied for the first incentive stock option, then you will be subject to ordinary income taxation. The amount of the ordinary income is equal to the excess of (a) the fair market value of the delivered shares at the time of their original purchase over (b) the exercise price paid for the delivered shares. You do not recognize any capital gain upon the delivery of the shares to pay the exercise price.

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The tax basis and long-term capital gain holding periods for the shares of common stock purchased upon exercise of the second incentive stock option will be determined as follows:

•	To the extent that the newly purchased shares equal in number the delivered shares, the basis for the new shares will be equal to the fair market value of the delivered shares when they were originally purchased. The long-term capital gain holding period for the new shares will include the period for which the delivered shares were held, measured from their original purchase date.
•	To the extent that the number of newly purchased shares is greater than the number of delivered shares, the additional shares will have a zero basis and a long-term capital gain holding period generally measured from the exercise date of the second incentive stock option.
•	The holding period for all new shares, for purposes of qualifying for incentive stock option treatment, does not begin until the exercise date of the second incentive stock option.
T12.	What happens if I pay the exercise price of an incentive stock option with shares that I acquired through (a) an incentive stock option and held for the requisite holding periods, (b) a non-qualified stock option or (c) open-market purchases?

If you pay the exercise price under the incentive stock option by using one of the above methods, you will not recognize any taxable income as a result of exercising the incentive stock option. Please see Questions T25 and further below for the alternative minimum tax treatment.

To the extent that the purchased shares equal in number the shares delivered in payment of the exercise price, the new shares will have the same basis and holding period for long-term capital gain purposes as the delivered shares. To the extent the number of purchased shares exceeds the number of delivered shares, the additional shares will have a zero basis and a long-term capital gain holding period generally measured from the new exercise date. The holding period for all new shares, for purposes of qualifying for incentive stock option treatment, does not begin until the exercise date of the second incentive stock option.

T13.	What happens if I make a disqualifying disposition of shares purchased under an incentive stock option with shares of Company common stock?

If you exercise an incentive stock option with shares of Company common stock, then those shares purchased under the incentive stock option that have a zero basis will be treated as the first shares sold (or otherwise transferred) in a disqualifying disposition. Accordingly, upon such a disqualifying disposition, you will recognize ordinary income with respect to the zero basis shares in an amount equal to their fair market value on the date the option was exercised for those shares.

NON-QUALIFIED STOCK OPTIONS

T14.	Will I have federal income tax liability if I am granted a non-qualified stock option?

Generally no, if the option was granted with an exercise price equal to not less than 100% of the fair market value of the shares on the date of grant.

T15.	Will I have federal income tax liability if I exercise a non-qualified stock option?

Yes. Normally, you will recognize ordinary income in the year in which you exercise a non-qualified stock option in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. Redfin reports this income on your W-2 wage statement for the year of exercise, and you must satisfy the tax withholding requirements applicable to this income. (If you are not an employee or former employee, Redfin will report the income on a Form 1099 and will generally not withhold taxes.)

T16.	Will I recognize additional income if I sell shares acquired under a non-qualified stock option?
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Yes. You will recognize a capital gain to the extent that the amount realized from the sale of the shares exceeds your basis in the shares. (Your basis equals the exercise price you paid plus the ordinary income you previously recognized as a result of the exercise.) A capital loss will result if the amount realized from the sale is less than your basis. The gain or loss will be long-term if you held the shares for more than twelve (12) months. The holding period normally starts when the non-qualified stock option is exercised.

T17.	What happens if I pay the exercise price of a non-qualified stock option with shares that I previously acquired by exercising an option or through an open-market purchase?

You will not recognize any taxable income to the extent that the shares of Company common stock received from the exercise of the non-qualified stock option equal in number the shares delivered to pay the exercise price. For federal income tax purposes, these newly acquired shares will have the same basis and long-term capital gain holding period as the delivered shares. To the extent that the delivered shares were acquired under an incentive stock option, the new shares received from the exercise of the non-qualified stock option will continue to be subject to taxation as incentive stock option shares. Please see the incentive stock option principles discussed above.

The additional shares of Company common stock received upon the exercise of the non-qualified stock option will, in general, have to be reported as ordinary income for the year of exercise in an amount equal to their fair market value on the exercise date. These additional shares will have a tax basis equal to this fair market value and a long-term capital gain holding period generally measured from the exercise date.

T18.	What are the federal tax consequences to Redfin?

Redfin will be entitled to an income tax deduction equal to the amount of ordinary income that you recognize in connection with the exercise of a non-qualified stock option. The deduction will, in general, be allowed for Redfin’s taxable year in which you recognize the ordinary income.

TRANSFER OF NON-QUALIFIED STOCK OPTIONS

T19.	Will I have federal income tax liability if I transfer a non-qualified stock option?

No.

T20.	Will I have federal gift tax liability if I transfer a non-qualified stock option?

If you transfer a non-qualified stock option as a gift, you may be subject to gift tax liability. If the transferred option is vested and you do not retain any control over the disposition of the option, you will have made a gift for federal gift tax purposes and you will recognize a gift tax liability based on the value of the option. An independent appraisal of the fair market value of transferred stock options is recommended; please consult your tax advisor. Different rules apply to the transfer of an option incident to divorce and you should consult your tax advisor.

T21.	Will I have federal income tax liability if my transferee exercises a non-qualified stock option?

Yes. You will recognize ordinary income in the year in which a transferee to whom you gifted an option exercises that option. In other words, the income tax is imposed on you, not on the transferee, even though the transferee realizes the benefit of the option. The amount of your ordinary income will be equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price paid for those shares. Redfin will report this income on your W-2 wage statement for the year of exercise. Please note that you must satisfy the withholding tax requirements applicable to this income before a transferee may exercise his or her stock option. (If you are not an employee or former employee, Redfin will report the income on a Form 1099 and will generally not withhold taxes.) Different rules apply to the transfer of an option incident to divorce and you should consult your tax advisor.

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T22.	Will a transferee have federal income tax liability if he or she exercises a non-qualified stock option?

No. A transferee will not recognize any taxable income in the year in which he or she exercises a non-qualified stock option that was received as a gift. Different rules apply to the transfer of an option incident to divorce and you should consult your tax advisor.

T23.	Will I recognize additional income if a transferee sells shares acquired under a non-qualified stock option?

No. You will not recognize additional income when a transferee sells shares acquired under a non-qualified option that you gifted to him or her.

T24.	Will a transferee recognize additional income if he or she sells shares acquired under a non-qualified stock option?

Yes. A transferee will recognize a capital gain to the extent that the amount realized from the sale of the shares exceeds his or her basis in the shares. (A transferee’s basis equals the exercise price that he or she paid plus the ordinary income that you previously recognized as a result of the transferee’s exercise.) A capital loss will result if the amount realized from the sale is less than the transferee’s basis. The gain or loss will be long-term if the transferee held the shares for more than twelve (12) months. The holding period for a transferee normally starts when the non-qualified stock option is exercised.

ALTERNATIVE MINIMUM TAX

T25.	What is the alternative minimum tax?

The alternative minimum tax is an alternative method of calculating the income tax that you must pay each year in order to ensure that a minimum amount of tax is paid for the year.

You only pay the alternative minimum tax to the extent that it exceeds your regular federal income tax for the year.

T26.	How is alternative minimum taxable income calculated?

Your alternative minimum taxable income is based on your regular taxable income for the year, adjusted to (a) include certain additional items of income and tax preference and (b) disallow or limit certain deductions otherwise allowable for regular tax purposes.

T27.	Is the spread on an incentive stock option at the time of exercise normally included in my alternative minimum taxable income?

Yes. The spread on an incentive stock option is normally included in your alternative minimum taxable income at the time of exercise. The spread is equal to the fair market value of the purchased shares at the time of exercise minus the exercise price paid for those shares.

A special rule applies if you dispose of the incentive stock option shares in the same year as the option exercise through an arm’s length sale or exchange with an unrelated party. If the amount you realize from the disposition is less than the value of the shares at the time of the exercise, then the alternative minimum taxable income attributable to your option exercise is only equal to the amount you realize from the disposition minus the exercise price you paid. For example, assume that your incentive stock option has an exercise price of $10.00 per share. You exercise the option when the market value of Company stock is $15.00 per share. Then you sell the shares in the same year for $12.00 per share. Without the special rule, you would have alternative minimum taxable

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income of $5.00 per share and a short-term capital loss of $3.00 per share. If the special rule is available, you have alternative minimum taxable income of $2.00 per share and no capital gain or loss.

As a practical matter, if you make a disqualifying disposition of the incentive stock option shares in the same year as the exercise, the taxable amount for that year is generally the same for the alternative minimum tax and for the regular tax. Therefore, no adjustment is necessary to compute alternative minimum taxable income.

T28.	How will the payment of alternative minimum tax in one year affect the calculation of my tax in a later year?

If you pay alternative minimum tax for one or more taxable years, you may use the amount of the alternative minimum tax (subject to certain adjustments and reductions) as a partial credit against your regular tax for subsequent taxable years. However, you cannot use this credit against your alternative minimum tax in future years. In other words, you may use this credit only to the extent that your regular taxable income exceeds your alternative minimum taxable income.

Upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the option spread previously included in your alternative minimum taxable income. If you pay the regular tax in the year of disposition, your basis will not reflect the alternative minimum taxable income attributable to the exercise.

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AVAILABILITY OF ADDITIONAL INFORMATION

Redfin filed the Registration Statements with the SEC with respect to the shares issuable pursuant to and subject to outstanding awards under the 2004 Plan. The Registration Statements incorporate by reference the following documents:

(a)        Redfin’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for Redfin’s latest fiscal year for which such statements have been filed;

(b)       all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or prospectus referred to above; and

(c)       the description of common stock of Redfin contained in Redfin’s Registration Statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Redfin pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act are deemed to be incorporated by reference into the Registration Statements from the date of filing of such documents. All documents incorporated by reference in the Registration Statements are also incorporated herein by reference.

Redfin will provide to you, upon written or oral request and without charge: (1) a copy of any document incorporated by reference in the Registration Statements (excluding exhibits to any the documents unless the exhibits are specifically referred to in the Registration Statements); (2) a copy of Redfin’s most recent Annual Report to Stockholders (or the alternative document as Rule 428(b)(2) under the Securities Act permits); (3) copies of all reports, proxy statements and other communications distributed by Redfin to its stockholders generally; and (4) copies of all documents that constitute a part of the Prospectus required to be delivered to each participant in the 2004 Plan.

Please direct all requests to the Stock Plan Administrator at Redfin, 1099 Stewart St., Suite 600, Seattle, WA 98101; [stock admin phone number]; [stock admin email address].

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth expenses payable by the Company in connection with the issuance of the shares of Class A common stock being registered, excluding underwriting fees and expenses. All the amounts shown are estimates except the registration fee paid to the Securities and Exchange Commission.

SEC registration fee	$176.34
Accounting fees and expenses	25,000
Legal fees and expenses	10,000
Printing expenses	5,000
Total	$40,176.34

ITEM 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the

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corporation would have the power to indemnify the person against such liability under the provisions of the law. Rocket’s certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to Rocket or Rocket Class A common stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Rocket’s certificate of incorporation also provides that Rocket will indemnify each director and officer and may indemnify employees and agents, as determined by the Rocket Board, to the fullest extent permitted by the laws of the State of Delaware.

Section 102 of the DGCL permits the limitation of directors’ and officers’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer except for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which the director or officer derived an improper personal benefit.

The foregoing statements are subject to the detailed provisions of Sections 102 and 145 of the DGCL and Rocket’s certificate of incorporation and bylaws.

Reference is made to Item 17 for the undertakings by Rocket with respect to indemnification for liabilities arising under the Securities Act.

Rocket currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by Rocket directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Rocket.

Rocket has entered into an indemnification agreement with each of its executive officers and directors that provides, in general, that Rocket will indemnify them to the fullest extent permitted by law, and advance expenses incurred by them, in connection with their service to Rocket or on Rocket’s behalf.

ITEM 16 EXHIBITS

A list of exhibits filed with this registration statement is contained in the exhibits index, which is incorporated by reference.

ITEM 17 UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)	The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation of Rocket Companies, Inc., dated June 30, 2025 (incorporated herein by reference to Exhibit 3.2 to Rocket Companies, Inc.’s Current Report on Form 8-K, filed on June 30, 2025 (File No. 001-39432)).
3.2	Amended and Restated Bylaws of Rocket Companies, Inc. (incorporated herein by reference to Exhibit 3.2 to Rocket Companies, Inc.’s Quarterly Report on Form 10-Q, filed on September 2, 2020 (File No. 001-39432)).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A Common Stock.
10.2*	Redfin Corporation Amended and Restated 2004 Equity Incentive Plan and forms of award agreements thereunder (incorporated herein by reference to Exhibit 10.2 to Redfin Corporation’s Registration Statement on Form S-1, filed on February 6, 2017 (File No. 377-01487)).
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Redfin Corporation.
23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of Mr. Cooper Group Inc.
23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Powers of Attorney (included on signature pages of this Registration Statement).
107*	Filing Fee Table

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3ASR and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Detroit, Michigan on July 1, 2025.

Rocket Companies, Inc.

By:	/s/ Tina V. John
	Name:	Tina V. John
	Title:	Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Tina V. John and Brian Brown, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Varun Krishna	Chief Executive Officer and Director	July 1, 2025
Varun Krishna	(Principal Executive Officer)

/s/ Brian Brown	Chief Financial Officer and Treasurer	July 1, 2025
Brian Brown	(Principal Financial Officer)

/s/ Noah Edwards	Chief Accounting Officer	July 1, 2025
Noah Edwards	(Principal Accounting Officer)

/s/ Daniel Gilbert
Daniel Gilbert	Chairman of the Board of Directors	July 1, 2025

/s/ William Emerson
William Emerson	Director	July 1, 2025

/s/ Jennifer Gilbert
Jennifer Gilbert	Director	July 1, 2025

/s/ Jonathan Mariner
Jonathan Mariner	Director	July 1, 2025

/s/ Alastair Rampell
Alastair Rampell	Director	July 1, 2025

/s/ Matthew Rizik
Matthew Rizik	Director	July 1, 2025

/s/ Suzanne Shank
Suzanne Shank	Director	July 1, 2025

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